FUNDING, PRODUCTION AND DISTRIBUTION AGREEMENT BETWEEN
PACIFIC GOLD ENTERTAINMENT INC. AND POWERUP STUDIOS FOR THE VIDEO GAME
 " NOMBZ ".

This Memorandum of Agreement (“Agreement”) is made and entered into as of January 27, 2008 (“Effective Date”), by and between PowerUp Studios (PS) and Pacific Gold Entertainment Inc (“PGE”).  Where applicable, "PS” and "PGE" will individually be referred to as the “Party” and collectively as the “Parties.

RECITALS:

    WHEREAS, PGE is in the business of securing capital, developing, producing for Feature and Long Form Films for Theatrical, Cable and Direct to Video Distribution and the production of Video Games.

    WHEREAS, PS is in the business of writing and developing, recruiting talent for, producing and post-producing for Long Form video games

    NOW, THEREFORE, in consideration of the above recitals and the commitments set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Based on a general understanding and agreement between Pacific Gold Entertainment Inc. and PowerUp Studios, with the right to secure funding to produce the long form video game with the current working title “NOMBZ” and in consideration of the rights granted by PGE to PS hereunder, PGE will provide up to $75,000. in cash or other bankable considerations, distribution opportunities, and talent procurement for the video game.

Final budget will be determined between all parties, and will not exceed 75,000.00 CDN

Repayment of Investment:

For providing said funds, PGE will be last money in and will be in the second position to recoup its funds, after PS initial $75,000. Subsequently 2nd tier equity owners receive Pari Passau with Pacific Gold Entertainment – 90% and PowerUp Studios 10%.

For producing NOMBZ, PS will receive $75,000 first tier recoupment, after distribution and replication costs.

Distribution Arrangement:

The Territory:        The Universe

Term:	25 years

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Rights Granted:

All media ( now known or hereafter) including, without limitations,  and other devices, formats and methods whether or not  invented, and all computer, electronic, internet and other media and rights of any kind, plus, all ancillary rights including merchandising, commercial tie-ins, music publishing and novelisation, audio, soundtrack, and publishing rights.

Distribution Expenses:

 Daval Releasing will prepare a detailed marketing budget, marketing plan and sales estimates for approval and signed agreement by the Producer before expense is dispersed.

Domestic Distribution: 25% net commission on sales, including pre-sales in North America through Daval releasing.

Foreign Distribution: 25% net commission on sales, including pre-sales in the Territory excluding North America through Daval releasing.

In consideration of a third party distributor or sales rep, the sales fees shall be allocated and capped to the equivalent or equal to a standard 25% sales fee.

Rating:

No more restrictive than TEEN.

Titles rated T (Teen) have content that may be suitable for ages 13 and older. Titles in this category may contain violence, suggestive themes, crude humour, minimal blood, simulated gambling, and/or infrequent use of strong language

Approvals:

PGE and PS shall mutually approve the production and delivery schedules with the Producers of NOMBZ, also final delivery materials

PS allows PGE Inc. meaningful consideration in the sale of the video game to domestic and international distributors.  It is understood that final consideration shall be PGE, based on the best financial offer.

PS shall own all intellectual property of the “NOMBZ” video game and any and all derivations thereof (including all trade name licenses and applications, if any, related thereto).

PS agrees to distribute NOMBZ through the official website at: www.nombz.com at no extra costs to PGE.

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Delivery:

In accordance with PGE, standard delivery schedule to be supplied separately, the receipt and approval of which by the Producer is a condition precedent to this Agreement becoming effective.

Credits and Billing Block:

All Canadian credits will comply with CAVCO rules to qualify as a Canadian Content:  Credits will be mutually decided and agreed to prior to the commencement of pre-production: The following is a potential scenario but must be mutually agreed to by all parties.

“Power Up Studios” will receive 3 “Executive Producer” Credits, and 2 Cavco-approved “Producer” credits.

 “Pacific Gold Entertainment Inc.” will receive 2 Executive Producer” Credits, and 2 Cavco-approved “Producer” credits.

REPRESENTATIONS AND WARRANTIES.

Warranties & Indemnity:

Producer warrants that it has, or prior to closing of long-form financing documents or, if earlier, commencement of Principal Production, will have full unencumbered right and title to the Video Game and to the underlying rights thereto, and Producer further agrees to indemnify and keep indemnified Pacific Gold Entertainment in respect thereof.  Pacific Gold Entertainment standard indemnity terms shall apply:

Insurance
Producer will obtain Industry standard policy of Errors and Omissions insurance as part of the game’s Budget, with limits of not less than $5,000,000, which shall be in full force and effect for no less than three (3) years from the date of Delivery.  PGE (and its licenses and assignees) shall be additional insured on this policy.

Accounting & Audit      Daval releasing shall provide a Quarterly Statement of Accounts for the first three (3) years following first receipt of gross receipts, as well as quarterly distributor reports.  PS shall have the right to audit Daval releasing records (at PS’s cost).

By “PS” Power Up Studios, named represent and warrant that as of the Effective Date, the Company has the authority and power to enter into this Agreement.

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By “PGE” Pacific Gold Entertainment, named represent and warrant that as of the Effective Date, the Company has the authority and power to enter into this Agreement.

CONFIDENTIALITY.  The Parties acknowledge that Confidential Information (as defined below) is of great value to the Parties.  Accordingly, the Parties and its “Affiliates” agree not to divulge to anyone, either during or after the term of this Agreement, any Confidential Information obtained or developed during the term of this Agreement.  Upon the expiration or termination of this Agreement, the both parties agrees to deliver to each other all documents, papers, drawings, tabulations, reports and similar documentation which are furnished by one another or which were prepared in the performance of the Services.  Upon the expiration or termination of this Agreement, both parties agree to make no further use or utilization of any Confidential Information.   “Confidential Information” means information of the Parties, its agents or assigns, or any person or business entity directly or indirectly controlled by or controlling, or in which any of the aforesaid have at least a 50% interest, which information is or has been disclosed to the parties or known to the parties as a consequence of or through the performance of Services for the Company, whether or not related to its duties for the Company, including, without limitation, “Trade Secrets” (as defined below), information relating to political, business and social contacts, business relationships and opportunities, potential business opportunities and relationships, and other information previously unknown to both Parties.  Parties agrees and warrants that it shall refrain from stealing or misappropriating any of the Confidential Information gained through its relationship with each other, in any direct or indirect manner.  For purpose of this Agreement, “Affiliates” shall mean any company directly or indirectly controlling, controlled by, or under common control with Client.

NON-CIRCUMVENTION.  Parties agrees and warrants that it shall refrain from stealing or misappropriating any of the Confidential Information gained through its relationship with the each other, in any direct or indirect manner.  This includes most specifically bank contacts, mailing concepts, advertising, promotional concepts, client referrals, investigative report formats, information sources, computer formats disclosed by the parties to each other and the parties agreeing not to solicit, serve or cater to, or engage, assist, be interested in or connected with any other persons or entities served by or related to the Consultants, its contractors, employees, agents and directors, or soliciting, serving or catering to or any clients of the Consultants disclosed to the Parties.

GOVERNING LAW/ARBITRATION/REMEDIES:  This Agreement shall be deemed to have been executed and delivered within the Province of British Columbia, and the rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the Province of British Columbia, without regard to the conflicts of law principles thereof.  The place of arbitration shall be in the Province of British Columbia applying its then current rules and the language of the arbitration shall be in English.  Judgment upon the award rendered by the arbitrator may be entered into any court having jurisdiction thereof.  The prevailing party in any such arbitration shall be entitled to recover its reasonable attorneys’ fees and costs, in addition to the award of the arbitrator.

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ASSIGNMENT.  This Agreement may be assigned by Pacific Gold Entertainment to any third parties.  This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

By: /s/ Bren Lynne
Bren Lynne representative of
Power Up Studios Inc.
Date:           January. 31, 2008

By: /s/ Ron Loudoun
Ron Loudoun representative of
Pacific Gold Entertainment Inc.
Date. January 31, 2008

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